                                                                    EXHIBIT 8(b)


          AMENDMENT NO. 1  TO AMENDED AND RESTATED CUSTODIAN AGREEMENT


     AMENDMENT made this 29th day of April, 1993 to the Amended and restated custodian Agreement (the "Agreement") dated September 24, 1992 by and among NEW ENGLAND ZENITH FUND( the "Fund") , NEW ENGLAND MUTUAL LIFE INSURANCE CMPANY ("The New England") and STATE STREET BANK AND TRUST COMPANY(the "Custodian").

     WHEREAS, the Fund has established two new series of shares, the Value Growth Series and Avanti Growth Series (each a "New Series"), and desires that the Custodian act as custodian for the New Series on the same terms and conditions as are set forth in the Agreement with respect to the other series of the Fund;

     WHEREAS, the Custodian is willing to act as custodian for the New Series on such terms and conditions;

     WHEREAS, The New England is willing to undertake the same obligations with respect to the New Series as currently apply under the Agreement with respect to the other series of the Fund;

     NOW THEREFORE, in consideration of the mutual agreements herein contained, the Fund, The New England and the Custodian hereby agree that, effective as of the date hereof, the term "series" as used in the Agreement shall refer to the New Series as well as to the Money Market, Bond Income, Capital Growth, Stock Index and Managed Series of the Fund.

     A copy of the Agreement and Declaration of trust establishing New England Zenith Fund is on file with the Secretary of State of The Commonwealth of Massachusetts and notice is hereby given that this instrument is executed with respect to the Fund on behalf of the Fund by officers of the fund as officers and not individually and that the obligations of or arising out of this instrument are not binding upon any of the trustees, officers or shareholders individually but binding only upon the assets and property belonging to the Fund.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on the date first above written.

     NEW ENGLAND ZENITH FUND

     By:                                    /s/ HENRY L. P. SCHMELZER
                                            -------------------------
                                            Henry L. P. Schmelzer
                                            President


     NEW ENGLAND MUTUAL LIFE INSURANCE COMPANY

     By:                                    /s/ H. JAMES WILSON
                                            -------------------
                                            H. James Wilson
                                            Executive Vice President
                                            and General Counsel

     STATE STREET BANK AND TRUST COMPANY

     By:                                    /s/ THERESA McGUIRE
                                            -------------------
                                            Theresa McGuire
                                            Vice President